UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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MONOLITHIC POWER SYSTEMS, INC.
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ADDITIONAL MATERIALS

RELATING TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 15, 2023

June 5, 2023

RE: Report Feedback Statement Regarding Glass Lewis’s 2023 Proxy Paper

Dear Stockholders:

Monolithic Power Systems, Inc. (the “Company,” “MPS,” “we,” “us,” or “our”) has received and reviewed Glass Lewis’s Proxy Paper dated May 26, 2023 (the “2023 Report”), regarding the proposals included in our definitive proxy statement filed on May 1, 2023 (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”). In the 2023 Report, Glass Lewis recommended a vote against “Proposal Three - Advisory Vote to Approve Named Executive Officer Compensation” (“Proposal 3”). We believe that this recommendation is based on egregious factual errors, grossly incorrect methodologies and insufficient consideration of the facts. For the reasons described below in response to Glass Lewis’s error-laden analysis, the Board of Directors (the “Board”) recommends that stockholders vote FOR Proposal 3, notwithstanding Glass Lewis’s recommendation.

1.	The value of the October 2022 stock-price based equity awards (“MSUs”) for Mr. Hsing is identical to the value of the cancelled February 2022 performance-based awards (“PSUs”):

Glass Lewis erroneously used the closing stock price on the grant date to value the MSUs and the cancelled PSUs, and incorrectly concluded that the value of the MSUs was more than 40% higher than the value of the cancelled PSUs.

Pursuant to SEC and accounting rules, stock awards should be disclosed for Summary Compensation Table and related purposes based on the aggregate grant date fair value of the awards using a Monte Carlo simulation model, not just based on the closing stock price on the grant date. As disclosed on page 39 of the Proxy Statement, the Compensation Committee of the Board of Directors (the “Compensation Committee”) determined the target number of shares by keeping the aggregate grant date fair value of all of the MSUs the same as the cancelled PSUs without any increases. Accordingly, the target and maximum values for the MSUs are not more than 40% higher than the cancelled PSUs.

2.	We used multiple performance metrics under the MSU program, and not a single metric:

Glass Lewis mistakenly stated that we focused on a single metric under the MSU program. As disclosed on pages 40 and 41 of the Proxy Statement, the MSU awards contain TWO separate, distinct performance measures. The first metric is achievement of absolute stock price targets over a three-year performance period and the second metric is relative total stock return performance compared against our peers within the PHLX Semiconductor Sector Index for the entire performance period. While both measures relate to stock price, they are clearly separate measures, demonstrated by the fact that we could have very different performance results between the two measures. Failure to meet both conditions would result in no earn-out for the executives. This is a much more rigorous program than those adopted by our peers.

3.	Mr. Hsing’s realized CEO pay resulted from strong stock price appreciation over the past ten years:

Glass Lewis erroneously implied that the realized CEO pay was too high and stated that it was not commensurate with the shareholder return over a five-year period. As disclosed on page 48 of the Proxy Statement, 37% of Mr. Hsing’s realized stock award value was attributable to the MSU awards granted back in 2013. Our Compensation Committee imposed a long vesting period for these awards (a five-year performance period plus an additional five-year service-based vesting period). During the vesting periods of these MSUs, our stock price increased approximately 1,100%. Our CEO should not be penalized for having a high realized pay because his stock awards earned based on strong performance were then subject to long service-based vesting periods and, during such periods, our stock price increased significantly. This is a result that is in alignment with stockholder interests.

Furthermore, as stated in the 2023 Report, our five-year TSR ranked at the 90th percentile compared to our peer group. This demonstrated that our returns significantly outperformed our peers and the CEO pay was commensurate with stockholder return over the five-year period.

4.	2022 short-term cash incentive payout was tied to strong financial results, and not based on one-year stock performance:

Glass Lewis stated that the short-term cash incentive payout was not commensurate with our one-year stock price performance. We used non-GAAP operating income as the performance metric for our 2022 short-term cash incentive plan. As disclosed on pages 36 and 61 of the Proxy Statement, we achieved record financial results in 2022 -- our 2022 non-GAAP operating income increased 72% compared to 2021, and was more than 37% higher than the target amount set by the Board. Accordingly, the bonus payout was appropriate and justified.

5.	Our CEO’s October 2022 MSU value under SEC rules is significantly lower than Glass Lewis’s calculation:

Glass Lewis incorrectly calculated the target value of the MSUs by using the closing stock price on grant date, which is not the prescribed SEC/accounting methodology. Using the prescribed SEC/accounting methodology, Mr. Hsing’s stock award value should be $6.8 million lower than the amount stated by Glass Lewis and his target equity compensation is in line with the median CEO compensation of S&P 500 companies.

Furthermore, the maximum payout is not guaranteed and requires achievement of rigorous performance metrics. To earn the maximum payout, we must achieve five stock price targets and strong total stockholder returns relative to our peers within the PHLX Semiconductor Sector Index. This will require our executives to execute and achieve sustained growth during the performance period, and translate those financial results into strong stock performance. Failure to achieve any of these performance metrics will result in no earn-out for the officers.

Our Board of Directors unanimously recommends that the stockholders vote “for” Proposal 3 - compensation of our named executive officers.

Sincerely,

Saria Tseng

Vice President, Strategic Corporate Development, General Counsel and Secretary